Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces First Quarter Fiscal 2018 Operating Results

October 6, 2017	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the quarter ended August 31, 2017. For the three months ended August 31, 2017, total sales increased $191,116, or 6.6%, to $3,083,648 from $2,892,532 in the three months ended August 31, 2016. Net loss was $134,098, or $(0.04) per fully diluted share, for the three months ended August 31, 2017 as compared to net loss of $125,629, or $(0.04) per fully diluted share, for the three months ended August 31, 2016.

Balancer segment sales focus throughout the world on end-users, rebuilders and original equipment manufacturers of grinding machines with the target geographic markets in North America, Asia and Europe. Balancer segment sales increased $509,521, or 32.6%, to $2,070,397 for the three months ended August 31, 2017 compared to $1,560,876 for the three months ended August 31, 2016, primarily due to stronger sales in all three of our target markets – Europe, Asia and North America.

The Measurement segment product line consists of Acuity® laser-based distance measurement and dimensional sizing products and Xact® remote monitoring products for propane and diesel tanks. Total Measurement segment sales decreased $318,405, or 23.9%, to $1,013,251 for the three months ended August 31, 2017 compared to $1,331,656 for the three months ended August 31, 2016, primarily due to decreases in sales in both the Xact and Acuity product lines in addition to the impact on sales associated with the phase out of the SMS® and Lasercheck® product lines.

Gross margin for the three months ended August 31, 2017 decreased to 45.4% as compared to 47.6% for the three months ended August 31, 2016. The fluctuation in gross margin in the three months period ended August 31, 2017 compared to the same three month period in the prior fiscal year is primarily influenced by shifts in the product sales mix involving our three main product lines.

Operating expenses increased $53,285, or 3.6%, to $1,544,801 for the three months ended August 31, 2017 as compared to $1,491,516 for the three months ended August 31, 2016. General, administrative and selling expenses increased $55,675, or 3.9%, for the three months ended August 31, 2017 as compared to the same period in the prior year primarily due to an increase in professional fees and other administrative expenses offset, in part, by a reduction in sales commissions, sales-related travel and trade show costs.

“We are encouraged by the results of our SBS product line, which had another quarter with over $2 million in sales and included growth in all of our target markets – North America, Asia, and in particular Europe. The increases in European sales are the direct result of the many years of hard work and investment in building relationships with the European Original Equipment Manufacturers,” commented David M. Hudson, President and CEO of Schmitt Industries. “Net sales in our Measurement businesses were down reflecting the withdrawal of our activity in the SMS and Lasercheck lines. Xact product sales were lower as a result of expected seasonal issues and some vendor delays. We expect the sales activities for both the Acuity and Xact product lines to strengthen as we move through the rest of Fiscal 2018,” Hudson concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications and ultrasonic measurement products that accurately measure the fill levels of tanks holding propane, diesel and other tank-based liquids and transmit that data via satellite to a secure web site for display. In addition, the Measurement segment includes the Company’s laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications and the Company’s laser-based surface analysis and measurement products that can be used for a variety of scientific applications. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by David M. Hudson, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, increased pricing pressure from both competitors and customers, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash levels which may not be sufficient to fund future growth, fluctuations in quarterly and annual operating results, risks associated with operating a global business including risks from international sales and currency fluctuations, ability to reduce operating costs if sales decline, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the increased costs due to changes in securities laws and regulations, and protection of intellectual property rights.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Ann M. Ferguson, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	August 31, 2017	May 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$529,363	$867,607
Accounts receivable, net	2,086,015	2,344,373
Inventories	4,544,943	4,204,723
Prepaid expenses	129,978	115,756
Income taxes receivable	3,082	7,310

	7,293,381	7,539,769

Property and equipment, net	846,198	865,224

Other assets
Intangible assets, net	575,205	601,351

TOTAL ASSETS	$8,714,784	$9,006,344

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,055,690	$1,101,066
Accrued commissions	303,114	300,234
Accrued payroll liabilities	217,385	360,239
Other accrued liabilities	288,663	267,418

Total current liabilities	1,864,852	2,028,957

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,995,910 shares issued and outstanding at August 31, 2017 and May 31, 2017	10,670,654	10,649,287
Accumulated other comprehensive loss	(442,296)	(427,572)
Accumulated deficit	(3,378,426)	(3,244,328)

Total stockholders’ equity	6,849,932	6,977,387

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,714,784	$9,006,344

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED AUGUST 31, 2017 AND 2016

(UNAUDITED)

	Three Months Ended August 31,
	2017	2016
Net sales	$3,083,648	$2,892,532
Cost of sales	1,684,129	1,516,783

Gross profit	1,399,519	1,375,749

Operating expenses:
General, administration and sales	1,468,344	1,412,669
Research and development	76,457	78,847

Total operating expenses	1,544,801	1,491,516

Operating loss	(145,282)	(115,767)
Other expense, net	17,543	(1,833)

Loss before income taxes	(127,739)	(117,600)
Provision for income taxes	6,359	8,029

Net loss	$(134,098)	$(125,629)

Net loss per common share, basic	$(0.04)	$(0.04)

Weighted average number of common shares, basic	2,995,910	2,995,910

Net loss per common share, diluted	$(0.04)	$(0.04)

Weighted average number of common shares, diluted	2,995,910	2,995,910